Exhibit 10.1
SUPERVALU
EXECUTIVE DEFERRED COMPENSATION PLAN
(2008 Statement)
Adopted December 3, 2008
But Effective January 1, 2008

SUPERVALU
EXECUTIVE DEFERRED COMPENSATION PLAN
(2008 Statement)
TABLE OF CONTENTS

Page
SECTION 1. INTRODUCTION AND DEFINITIONS	1

1.1. Successor Plan Created
1.1.1. Antecedents
1.1.2. New Plan Created
1.2. Unfunded Obligation
1.3. Definitions
1.3.1. Accounts
(a) Deferral Account
(b) DB Restoration Account
1.3.2. Affiliate
1.3.3. Base Compensation
1.3.4. Beneficiary
1.3.5. Board of Directors
1.3.6. Chief Executive Officer
1.3.7. Code
1.3.8. Compensation Committee
1.3.9. Employers
1.3.10. Enrollment Window
1.3.11. ERISA
1.3.12. Fiscal Year
1.3.13. Incentive Compensation
1.3.14. Interest Crediting Rate
1.3.15. Participant
1.3.16. Plan
1.3.17. Plan Administrator
1.3.18. Plan Statement
1.3.19. Plan Year
1.3.20. Principal Sponsor
1.3.21. Qualified DB Plans
1.3.22. Qualified DC Plans

1.3.23. Separation from Service

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1.3.24. Unforeseeable Emergency
1.4. Transition Rules

SECTION 2. PARTICIPATION	7

2.1. Participation
2.1.1. Automatic Eligibility
2.1.2. Eligibility by Affirmative Selection
2.2. Specific Exclusion
2.3. Authority to Make Determinations

SECTION 3. PARTICIPANT ELECTIONS	9

3.1. Class Year Elections
3.1.1. Class Year Deferral Elections
3.1.2. Class Year Payment Elections
3.1.3. General Conditions
3.2. Revocation Upon Unforeseeable Emergency
3.3. Subsequent Changes in Payment Elections

SECTION 4. CREDITS TO ACCOUNTS	11

4.1. Crediting to Accounts
4.1.1. Base Deferral Credit
4.1.2. Incentive Deferral Credit
4.1.3. DB Restoration Credit
4.1.4. DC Discretionary Credit
4.1.5. Interest Crediting
4.2. Other Adjustments
4.2.1. Taxes
4.2.2. Payments
4.3. Multiple Sub-Accounts Authorized

SECTION 5. VESTING	14

SECTION 6. PAYMENTS	15

6.1. DB Restoration Accounts
6.2. Other Accounts
6.2.1. Form of Payment
6.2.2. Time of Payment
6.2.3. Default
6.2.4. Payment Upon Death
6.2.5. Installment Amounts
6.3. Generally Applicable Rules
6.3.1. Processing

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6.3.2. Code §162(m) Delay
6.3.3. Six-Month Delay
6.3.4. No Spousal Rights
6.3.5. Facility of Payment
6.3.6. Payments in Cash
6.3.7. No Other Payment Events
6.4. Special Rules
6.4.1. Unforeseeable Emergency
6.4.2. Lump Sum Payment to Pay Taxes
6.5. Designation of Beneficiaries
6.5.1. Right to Designate
6.5.2. Failure of Designation
6.5.3. Disclaimers by Beneficiaries
6.5.4. Definitions
6.5.5. Special Rules

SECTION 7. FUNDING OF PLAN	23

7.1. Hedging Investments
7.2. Corporate Obligation

SECTION 8. AMENDMENT AND TERMINATION	24

8.1. Amendment and Termination
8.1.1. Before a Change in Control
8.1.2. After a Change in Control
8.1.3. Authority to Amend and to Terminate
8.2. No Oral Amendments
8.3. Plan Binding on Successors

SECTION 9. DETERMINATIONS — RULES AND REGULATIONS	26

9.1. Determinations
9.2. Rules and Regulations
9.3. Method of Executing Instruments
9.4. Claims Procedure
9.4.1. Initial Claim
9.4.2. Notice of Initial Adverse Determinations
9.4.3. Request for Review
9.4.4. Claim on Review
9.4.5. Notice of Adverse Determination for Claim on Review

9.5. Rules and Regulations
9.5.1. Adoption of Rules
9.5.2. Special Rules

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9.5.3. Limitations and Exhaustion

SECTION 10. PLAN ADMINISTRATION	32

10.1. The Principal Sponsor
10.1.1. Officers
10.1.2. Chief Executive Officer
10.2. Conflict of Interest
10.3. Service of Process

SECTION 11. CONSTRUCTION	33

11.1. ERISA Status
11.2. IRC Status
11.3. Effect on Other Plans
11.4. Disqualification
11.5. Rules of Document Construction
11.6. References to Laws
11.7. Receipt of Documents
11.8. Effect on Employment Status
11.9. Choice of Law
11.10. ERISA Administrator
11.11. Delegation
11.12. Tax Withholding
11.13. Expenses
11.14. Service of Process
11.15. Spendthrift Provision
11.16. Certifications
11.17. Errors in Computations

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SUPERVALU
EXECUTIVE DEFERRED COMPENSATION PLAN
(2008 Statement)
SECTION 1
INTRODUCTION AND DEFINITIONS
1.1. Successor Plan Created.
     1.1.1. Antecedents. Effective October 1, 1985, SUPERVALU INC., a Delaware corporation (hereinafter sometimes referred to as the “Principal Sponsor”) created the “SUPER VALU STORES, INC. EXECUTIVE DEFERRED COMPENSATION PLAN” (sometimes called “WealthOp” or “WealthOp I”) as a nonqualified, unfunded, elective deferred compensation plan for the purpose of allowing eligible employees of the Principal Sponsor to defer the receipt of a portion of the remuneration which would otherwise have been paid to them until the time or times specified under the rules of that plan. WealthOp I was not terminated but further deferrals under WealthOp I were discontinued when, on February 8, 1989 but effective as of June 1, 1989, the Principal Sponsor adopted the “SUPER VALU STORES, INC. EXECUTIVE DEFERRED COMPENSATION PLAN II” (sometimes called “WealthOp II”). The Principal Sponsor has, from time to time, amended WealthOp II in various respects.
     1.1.2. New Plan Created. This Plan is not an amendment of WealthOp I or WealthOp II. It is, rather, a new nonqualified, unfunded, deferred compensation plan created for the purpose of allowing eligible employees of the Principal Sponsor to defer the receipt of compensation with respect to services performed during Plan Years beginning on and after the January 1, 2008.
(a)	Accrual Cessation. Incident to the adoption of this Plan, all further deferrals under WealthOp II will be discontinued as provided in amendments of WealthOp II.

(b)	Non-Grandfathered Amounts. All amounts that were deferred under WealthOp II with respect to periods after December 31, 2004, that have not been previously paid shall be transferred from WealthOp II to this Plan to be held and paid in accordance with the terms of this Plan and in conformity with section 409A of the Code.

(c)	Grandfathered Amounts. It is the Principal Sponsor’s express intention that, after such transfer, all amounts deferred and still held under WealthOp I and WealthOp II are “grandfathered” and, therefore, not subject to the requirements of section 409A of the Code. It is expressly intended that neither WealthOp I nor WealthOp II will hold any amounts that are subject to section 409A of the Code.

1.2. Unfunded Obligation. The obligation of an Employer to make payments under this Plan constitutes only the unsecured (but legally enforceable) promise of the Employer to make such payments. No Participant shall have any lien, prior claim or other security interest in any property of the Employers. Neither the Principal Sponsor nor the Employers shall have an obligation to establish or maintain any fund, trust or account (other than a bookkeeping account or reserve) for the purpose of funding or paying the benefits promised under this Plan. If such a fund, trust or account is established, the property therein shall remain the sole and exclusive property of the Employers and shall, at a minimum, be subject to the claims of creditors of the Employers in the event of the Principal Sponsor’s bankruptcy or insolvency. The Employer shall be obligated to pay the benefits of this Plan out of its general assets.
1.3. Definitions. When the following terms are used herein with initial capital letters, they shall have the following meanings:
     1.3.1. Accounts — the separate bookkeeping accounts representing the separate unfunded and unsecured general obligation of the Principal Sponsor established with respect to each Participant and to which are credited the amounts specified in Section 4, which shall vest or be forfeited as provided in Section 5 and from which payments will be made pursuant to Section 6. The following Accounts will be maintained (in U.S. dollars) under this Plan for each Participant.
(a)	Deferral Account — the Account maintained for each Participant to which are credited
(i)	the deferrals, if any, of Base Compensation made at the election of each Participant pursuant to Section 4.1.1 or pursuant to comparable provisions of prior plan documents, and

(ii)	the deferrals, if any, of Incentive Compensation made at the election of each Participant pursuant to Section 4.1.2 or pursuant to comparable provisions of prior plan documents,

(iii)	the discretionary awards, if any, made by and at the election of an Employer pursuant to Section 4.1.4 or pursuant to comparable provisions of prior plan documents.
(b)	DB Restoration Account — the Account maintained for each Participant (in U.S. dollars) to which are credited the awards made by and at the election of an Employer for the purpose of restoring certain Qualified DB Plan benefits not accrued as a consequence of deferrals under this Plan or WealthOp II pursuant to Section 4.1.3 or pursuant to comparable provisions of prior plan documents.

     1.3.2. Affiliate — a business entity which is affiliated in ownership with the Principal Sponsor that is treated as a single employer under the rules of Section 414(b) and (c) of the Code (applying an eighty percent common ownership standard).
     1.3.3. Base Compensation — the cash base salary and other cash remuneration (excluding Incentive Compensation) paid to the Participant by the Employers attributable to a Plan Year. Base Compensation shall be attributed to the Plan Year in which the services are performed and not the Plan Year in which payment is made, except that Base Compensation paid after the end of a Plan Year that is attributable to services during the final payroll period in that Plan Year shall be treated as Base Compensation attributable to the subsequent Plan Year (i.e., the Plan Year in which the payment is made) if it is paid pursuant to the timing arrangement under which the Employers normally compensated employees for services performed during a payroll period.
     1.3.4. Beneficiary — a person designated by a Participant (or automatically by operation of the Plan Statement) to receive all or a part of the Participant’s Accounts in the event of the Participant’s death prior to full payment thereof. A person so designated is not a Beneficiary until the death of the Participant.
     1.3.5. Board of Directors — the board of directors of the Principal Sponsor.
     1.3.6. Chief Executive Officer — the Chief Executive Officer of the Principal Sponsor or the person who regularly performs the duties normally associated with such office on behalf of the Principal Sponsor.
     1.3.7. Code — the Internal Revenue Code of 1986, as amended ( including, when the context requires, all regulations, interpretations and rulings issued thereunder).
     1.3.8. Compensation Committee — the Executive Personnel and Compensation Committee of the Board of Directors including any successor to such Compensation Committee by whatever name known.
     1.3.9. Employers — the Principal Sponsor and each business entity affiliated with the Principal Sponsor that employs persons who are designated for participation in this Plan (collectively the “Employers” and separately an “Employer”).
     1.3.10. Enrollment Window — a period designated from time to time by the Plan Administrator during which class year deferral elections and class year payment elections can be received with respect to services performed in the subsequent Plan Year and services performed in the Fiscal Year that begins during that subsequent Plan Year.
     1.3.11. ERISA — the Employee Retirement Income Security Act of 1974, as amended (including, when the context requires, all regulations, interpretations and rulings issued thereunder).

     1.3.12. Fiscal Year — the fiscal period of fifty-two (52) or fifty-three (53) consecutive weeks ending on the last Saturday in each February.
     1.3.13. Incentive Compensation — the cash payments, if any, made from time to time by the Employers to Participants pursuant to the Supervalu Annual Bonus Plan or such other bonus plans of the company or any subsidiary. At the discretion of the Plan Sponsor, the Plan may provide for the opportunity to allow for deferrals of certain long-term incentive awards, which are payable in cash. This opportunity to offer this deferral type will be assessed and determined by the Plan Sponsor on a plan year basis.
     1.3.14. Interest Crediting Rate — a rate, determined once for each Plan Year, equal to the twelve-month rolling average of Moody’s Corporate Average Bond Index for the twelve-month period ending in the month of September preceding the first day of the Plan Year as determined by the Plan Administrator. The Interest Crediting Rate for calendar year 2008 shall be six and thirty-six one hundredths percent (6.36%). Notwithstanding the foregoing, through December 31, 2008, the Interest Crediting Rate and the rules for crediting interest on amounts deferred under WealthOp II during the years 2005, 2006 and 2007 and transferred to this Plan pursuant to Section 1.1.2(b) shall be the rate in effect under the rules and procedures of WealthOp II.
     1.3.15. Participant — an employee who becomes a Participant in this Plan in accordance with the provisions of Section 2. An individual who has become a Participant shall be considered to continue as a Participant in this Plan until the earlier of: (i) the date the Participant no longer has any Account (that is, the Participant has received a payment of all of the Participant’s Accounts or all Accounts have been forfeited as hereinafter provided or both), or (ii) the date of the Participant’s death.
     1.3.16. Plan — the nonqualified, deferred compensation program maintained by Principal Sponsor established for the benefit of Participants eligible to participate therein, as set forth in the Plan Statement. (As used herein, “Plan” does not refer to the document pursuant to which this Plan is maintained. That document is referred to herein as the “Plan Statement”). The Plan shall be referred to as the “SUPERVALU EXECUTIVE DEFERRED COMPENSATION PLAN.”
     1.3.17. Plan Administrator — the Principal Sponsor or, when affirmatively designated by the Benefit Plans Committee, some other person or committee.
     1.3.18. Plan Statement — this document entitled “SUPERVALU EXECUTIVE DEFERRED COMPENSATION PLAN (2008 Statement)” as adopted as of January 1, 2008, as the same may be amended from time to time thereafter.
     1.3.19. Plan Year — the calendar year beginning each January 1 and ending on the following December 31.

     1.3.20. Principal Sponsor — SUPERVALU INC., a Delaware corporation, or any successor thereto that succeeds to sponsorship of this Plan either as a matter of law or by contract.
     1.3.21. Qualified DB Plans — the Supervalu Retirement Plan.
     1.3.22. Qualified DC Plans — the tax qualified defined contribution plans maintained from time to time by Employers for the benefit of Participants in this Plan.
     1.3.23. Separation from Service— a severance of an employee’s employment relationship with the Employers and all Affiliates, if any, for any reason other than the employee’s death.
(a)	Facts and Circumstances & 20% Rule. Whether a Separation from Service has occurred is determined based on whether the facts and circumstances indicate that the Employer and employee reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the employee would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36) month period (or the full period of services to the Employer and all Affiliates if the employee has been providing services to the Employer and all Affiliates less than thirty-six months).

(b)	Transfers. A transfer from employment with an Employer to employment with an Affiliate of an Employer shall not constitute a Separation from Service. A decision to not select a Participant for continued participation for a subsequent Plan Year shall not constitute a Separation from Service.

(c)	Leaves of Absence. A Separation from Service shall not be deemed to occur while the employee is on military leave, sick leave or other bona fide leave of absence if the period does not exceed six (6) months or, of longer, so long as the employee retains a right to reemployment with the Employer or an Affiliate under an applicable statute or by contract. If the period of leave exceeds six (6) months and the employee does not retain a right to reinstatement under an applicable statute or by contract, the Separation from Service is deemed to occur on the first date immediately following the six-month period. For this purpose, a leave is bona fide only if, and so long as, there is a reasonable expectation that the employee will return to perform services for the Employer or an Affiliate. Notwithstanding the foregoing, a twenty-nine (29) month period of absence will be substituted for such six (6) month period if the leave is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of no less than six (6) months and that causes the employee to be unable to perform the duties of his or her position of employment.
(d)	Sale of Assets. If as part of a sale or other disposition of assets by the Employer to a buyer that is not an Affiliate, an employee who was providing services to the Employer immediately before the transaction and is providing services to the buyer immediately after the transaction would otherwise experience a Separation from Service from the Employer as a result of the transaction, the Employer and the buyer shall have the discretion to specify that the affected employee has not experienced a Separation from Service if (i) the transaction results from bona fide, arm’s length negotiations, (ii) all affected employees are treated consistently, and (iii) such treatment is specified in writing no later than the closing date of the transaction.
     1.3.24. Unforeseeable Emergency — a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in section 152(a) of the Code) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. Unforeseeable Emergency shall be construed to be consistent with the meaning of that term in section 409A of the Code and regulations and guidance thereunder.
1.4. Transition Rules. Although this Plan Statement governs amounts deferred after 2004, it is recognized that this Plan Statement is being adopted in 2007 and that much relevant guidance under section 409A of the Code was not published until April 2007. It is therefore acknowledged and recognized that as a matter of practical necessity, many of the good faith and reasonable rules and practices that were effectively in place after 2004 and before this Plan Statement is adopted are not precisely those reflected in this Plan Statement but were an amalgam of rules that existed under WealthOp II and a good faith interpretations of section 409A of the Code and the limited guidance published under section 409A of the Code. It is not the intent of the Principal Sponsor in adopting this Plan Statement that those rules and practices be questioned or that the Plan Administrator be obligated to retroactively conform them to this Plan Statement absent some conclusion that doing so is required as a matter of compliance with section 409A of the Code or other law. The rules in this Plan Statement are intended to be effective only as of January 1, 2008.

SECTION 2
PARTICIPATION
2.1. Participation.
     2.1.1. Automatic Eligibility. Each person who is the Chief Executive Officer, a corporate Senior Vice President or a corporate Executive Vice President of the Principal Sponsor shall automatically be a Participant in this Plan for such Plan Year.
     2.1.2. Eligibility by Affirmative Selection. Prior to the first day of the Enrollment Window for a Plan Year, the Principal Sponsor may select others for participation in this Plan in accordance with the following rules.
(a)	Each employee of an Employer prospectively selected for participation in this Plan for a particular Plan Year shall become a Participant in this Plan as of the first day of a Plan Year that commences after that selection.

(b)	No employee may be selected for participation unless the Principal Sponsor affirmatively determines that such employee will be for that Plan Year a member of a select group of management or highly compensated employees (as that expression is used in ERISA).

(c)	Employees shall be selected for participation in this Plan on a Plan Year by Plan Year basis. Selection for one Plan Year does not entitle the employee to be selected any subsequent Plan Year.

(d)	If an employee selected for participation in this Plan for one Plan Year is not selected for a subsequent Plan Year, no further deferrals shall be made by or for that employee in that subsequent Plan Year or for the Fiscal Year that begins in that Plan Year but the Account shall not thereby become distributable.
2.2. Specific Exclusion. Notwithstanding anything apparently to the contrary in the Plan Statement or in any written communication, summary, resolution or document or oral communication, no individual shall be a Participant in this Plan, develop benefits under this Plan or be entitled to receive benefits under this Plan (either for himself or herself or his or her survivors) unless such individual is a member of a select group of management or highly compensated employees (as that expression is used in ERISA). If the Plan Administrator, a court of competent jurisdiction, any representative of the U.S. Department of Labor or any other governmental, regulatory or similar body makes any direct or indirect, formal or informal, determination that an individual is not a member of a select group of management or highly compensated employees (as that expression is used in ERISA), then notwithstanding any other rule of this Plan, the following shall apply to that individual.

(a)	No Class Year Deferral Elections. Such individual shall not be permitted to make a class year deferral election for any Plan Year commencing after that determination (including any Fiscal Year that commences during that Plan Year). Any prior class year deferral election shall be cancelled for all Plan Years and Fiscal Years commencing after that determination.

(b)	No Class Year Payment Elections. Such individual shall not be permitted to make or to change any class year payment election after the date of that determination.

(c)	Cessation of Employer Credits. No credit other than an interest credit shall be made to that individual’s Deferral Account or DB Restoration Account after the date of that determination.
2.3. Authority to Make Determinations. Unless affirmatively delegated to another by the Chief Executive Officer pursuant to Section 10, the principal human resources officer of the Principal Sponsor shall act for the Principal Sponsor with respect to all matters in this Section 2.

SECTION 3
PARTICIPANT ELECTIONS
3.1. Class Year Elections. Subject to the provisions for subsequent changes in class year payment elections, a Participant shall make a class year deferral election or a class year payment election or both with respect to each Plan Year as follows.
     3.1.1. Class Year Deferral Elections. Each person who is or may become a Participant for a Plan Year may make a class year deferral election during the Enrollment Window preceding that Plan Year.
(a)	Base Deferral Election. The Participant may elect to defer the receipt of not less than five percent (5%) nor more than eighty percent (80%) (or such lesser percentage as the Plan Administrator may from time to time establish) of the Participant’s Base Compensation that is attributable to services performed during that Plan Year. All amounts deferred shall be credited as provided in Section 4.1.1.

(b)	Incentive Deferral Election. The Participant may elect to defer the receipt of not less than five percent (5%) nor more than one hundred percent (100%) (or such lesser percentage as the Plan Administrator may from time to time establish) of the Participant’s Incentive Compensation attributable to services performed during the Fiscal Year that commences during that Plan Year and to be credited as provided in Section 4.1.2.

(c)	Default. If for any reason (including reasons beyond the control of the Participant) a Participant does not clearly and timely make a class year deferral election to defer Base Compensation or Incentive Compensation, the Participant shall be deemed to have elected not to defer any Base Compensation or any Incentive Compensation.
     3.1.2. Class Year Payment Elections. Each person who is or may become a Participant for a Plan Year may make a class year payment election during the Enrollment Window for that Plan Year to be effective with respect to amounts attributable to that Plan Year and the Fiscal Year that commences within that Plan Year. Each class year payment election shall designate the time and a form for the payment on a basis that is consistent with Section 6.2.
     3.1.3. General Conditions. A class year deferral election and a class year payment election shall be effective only if actually received by the Plan Administrator during the Enrollment Window and may be modified at any time and any number of times during the Enrollment Window. Except as expressly provided below, the last such class year deferral election and class year payment election actually received during the Enrollment Window shall be irrevocable as of the end of the Enrollment Window. The class year deferral election and class year payment election shall contain such information as the Plan Administrator may require. The class year deferral election and class year payment election, if any, shall be made in writing upon forms furnished by the Plan Administrator and shall conform to such other procedural and substantive rules consistent with the foregoing as the Plan Administrator shall establish. Class Year deferral elections and class year payment elections may be made electronically if and to the extent the Plan Administrator determines from time to time.
3.2. Revocation Upon Unforeseeable Emergency. If a Participant receives an Unforeseeable Emergency payment under this Plan, the Participant’s class year deferral election, if any, in effect at the time of such payment shall be cancelled so that further deferrals after the date of that payment shall not be made of Base Compensation attributable to the Plan Year in which such payment is made or of Incentive Compensation attributable to the Fiscal Year that commences during the Plan Year in which such payment is made.
3.3. Subsequent Changes in Payment Elections. Notwithstanding the foregoing, after the close of the Election Window for a Plan Year, a Participant shall be permitted to change a class year payment election that was affirmatively made or made by default for that Plan Year if such election change is made in the manner prescribed by the Plan Administrator and if the following conditions are satisfied.
(a)	The change in class year payment election shall not take effect until the date that is twelve (12) months after the date on which the Plan Administrator receives the change.

(b)	If the Participant changes the form of payment, any payment that is made on account of an event described in Section 6.2.2 (i.e., payment on account of a Separation from Service or payment at a specified date), shall be delayed until the date that is five (5) years after the date the payment would otherwise have been made.

(c)	If the Participant changes a specified date of payment under Section 6.2.2(a) or (c), the election change (i) must be received by the Plan Administrator at least twelve (12) months before the date previously specified by the Participant, and (ii) the new specified date shall be at least five (5) years after the date previously specified.

SECTION 4
CREDITS TO ACCOUNTS
4.1. Crediting to Accounts.
     4.1.1. Base Deferral Credit. The Plan Administrator shall credit to the Deferral Account of each Participant the dollars, if any, of Base Compensation the Participant elected to defer into the Deferral Account pursuant to Section 3. Such amount shall be credited as nearly as practicable as of the time or times when the Base Compensation would have been paid to the Participant but for the election to defer.
     4.1.2. Incentive Deferral Credit. The Plan Administrator shall credit to the Deferral Account of each Participant the dollars, if any, of Incentive Compensation the Participant elected to defer into the Deferral Account pursuant to Section 3. Such amount shall be credited as nearly as practicable as of the time or times when the Incentive Compensation would have been paid to the Participant but for the election to defer.
     4.1.3. DB Restoration Credit. In recognition that a Participant’s deferral of compensation under this Plan (or under WealthOp I or WealthOp II) may reduce the benefit that the Participant accrues under a Qualified DB Plan. As soon as may be practicable after a Participant’s Separation from Service, the Plan Administrator shall determine, in its sole discretion and applying actuarial methods and assumptions selected by the Plan Administrator in its sole discretion, the present value of the benefit that the Participant would have received under the Qualified DB Plans if the Participant had not elected to defer compensation under this Plan (or under WealthOp I or WealthOp II). That amount, subject to the nonduplication rules in Section 11.5(d), shall be credited to the Participant’s DB Restoration Account in dollars as of the date of the Participant’s Separation from Service.
     4.1.4. DC Discretionary Credit. From time to time, the Plan Administrator may determine in its sole discretion an additional discretionary credit, if any, to be made for certain Participants.
(a)	Permitted Considerations. In determining the amount of any discretionary credit, the Plan Administrator may take into account, without limiting the generality of the foregoing, the following factors.
(i)	The amount of Employer discretionary profit sharing or other Employer contribution that the Participant would have received under the Qualified DC plans for that Plan Year if the Participant had not elected to defer any compensation under this Plan.

(ii)	The amount of Employer discretionary profit sharing or other Employer contribution that each Participant would have received under the Qualified DC Plans for that Plan Year if the compensation limit of section 401(a)(17) of the Code had not been in effect for that Plan Year and the annual addition limitation of section 415(c) of the Code had not been in effect for that Plan Year.
(iii)	The amount, if any, of matching or other Employer contribution that is promised from time to time in enrollment and other materials furnished to Participants.
(b)	Prohibited Considerations. Notwithstanding the foregoing, in determining the amount of any discretionary credit, neither the amount nor timing of a Participant’s pre-tax or after-tax contributions to any qualified plan shall directly or indirectly be taken into account in any way that has any effect on the amount or the time of the discretionary credit under this Plan.

(c)	Crediting. The discretionary credit shall be made only if the Participant has not had a Separation from Service as of that last day of the Plan Year. Subject to the nonduplication rule in Section 11.5(d), the discretionary credit, if any, to be made for a Participant, , shall be credited to the Participant’s Deferral Account in dollars as of such date or dates as may be determined by the Plan Administrator in its sole discretion.
     4.1.5. Interest Crediting. In addition to the foregoing amounts, each Account shall be credited with interest at the Interest Crediting Rate in accordance with rules established by the Plan Administrator.
4.2. Other Adjustments.
     4.2.1. Taxes. The amount to be credited to each Account and the value of each Account shall be reduced by the amount of federal, state and local income tax and the amount of employment taxes (e.g., FICA) that are withheld or paid with respect to such credits and Account, if any.
     4.2.2. Payments. Each Participant’s Account shall be reduced (or the credits to the Account shall be reduced) by any amount paid to or with respect to the Participant as of the date as of which the payment is made.
4.3. Multiple Sub-Accounts Authorized. To the extent the Plan Administrator determines that it is necessary or useful to the administration of this Plan, the Plan Administrator may cause multiple Deferral Accounts and DB Restoration Accounts to be established for each Participant. To the extent the Plan Administrator determines that it is necessary or useful to the administration of Accounts under this Plan, the Plan Administrator shall adopt such other rules and policies supplemental to and consistent with the express terms of this Plan Statement as it believes appropriate.

SECTION 5
VESTING
Except as elsewhere specifically provided, the Deferral Account and the DB Restoration Account of each Participant shall be fully (100%) vested and nonforfeitable at all times.

SECTION 6
PAYMENTS
6.1. DB Restoration Accounts. A Participant’s DB Restoration Account, if any (reduced by the amount of any applicable payroll, withholding and other taxes, if any, withheld therefrom), shall be paid as follows.
(a)	If the Participant has a Separation from Service before death, it shall be paid to the Participant in a single lump sum cash payment during the month of March in the Plan Year following the Plan Year in which the Participant’s Separation from Service occurs. If the Participant dies before receipt of that payment, the payment shall be paid to the Participant’s Beneficiary as nearly as practicable at the same time as it would have been paid to the Participant.

(b)	If the Participant dies before Separation from Service, it shall be paid to the Participant’s Beneficiary in a single lump sum cash payment during the month of March in the Plan Year following the Plan Year in which the Participant dies. If the Beneficiary dies before receipt of that payment, the payment shall be paid to the Beneficiary’s estate as nearly as practicable at the same time as it would have been paid to the Beneficiary.
The Participant shall not be permitted to make any election with respect to the time or the form of payment of the DB Restoration Account.
6.2. Other Accounts. A Participant’s Deferral Account (reduced by the amount of any applicable payroll, withholding and other taxes, if any, withheld therefrom) shall be paid in accordance with the Participant’s class year payment elections made pursuant to Section 3 or in the absence of an effective class year payment election, in accordance with the default rule hereinafter specified.
     6.2.1. Form of Payment. In each class year payment election, a Participant may designate that payment of all amounts attributable to the Plan Year for which it is made (including the Fiscal Year that commences within that Plan Year) shall be paid to the Participant, if then living, in one of the following forms.
(a)	Lump Sum. Payment may be made in a single lump sum.

(b)	Installments. Payment may be made in five (5), ten (10) or fifteen (15) annual installments if the payment is commenced on account of a Separation from Service. Payment may be made in two (2), three (3), four (4) or five (5) annual installments if payment is commenced as of a specified date.

     6.2.2. Time of Payment. In each class year payment election, a Participant may designate that payment shall be made (i.e., lump sum) or commenced (i.e., annual installments) to the Participant, if then living, under one of the following rules.
(a)	Specified Date. If the Participant’s class year payment election designates that payment is to be made or commenced on a specified date, payment shall be made or commenced during the month of March specified by the Participant in the class year payment election.

(b)	Separation from Service. If the Participant’s class year payment election designates that payment is to be made on account of Separation from Service, payment shall be made or commenced during the month of March in the Plan Year following the Plan Year in which the Participant’s Separation from Service occurs.
     6.2.3. Default. If for any reason (including reasons beyond the control of the Participant) the class year payment election is not clearly and timely made to the contrary, it shall be deemed to have been an election of a single lump sum payment to be made during the month of March in the Plan Year following the Plan Year in which the Participant’s Separation from Service occurs.
     6.2.4. Payment Upon Death. If any payment is due under this Plan after the death of the Participant, it shall be paid to the Participant’s Beneficiary (and not to the Participant’s estate or any other person) as follows.
(a)	Continued Installments. If payment had commenced to the deceased Participant before his or her death in annual installments as specified above (i.e., the Participant had received at least one installment payment), payment to the Beneficiary shall be made in a series of annual installments payable over the remainder of the period.

(b)	Lump Sum. In all other circumstances payment shall be made to the Beneficiary in a single lump sum payment during the month of March in the Plan Year following the Plan Year in which the Participant dies.

(c)	Pending at Death.
(i)	Participant’s Death. If, at the death of the Participant, any payment to the Participant was due or otherwise pending but not actually paid, the amount of such payment shall be included in the amount to be paid to the Beneficiary (and shall not be paid to the Participant’s estate).

(ii)	Beneficiary’s Death. If a Beneficiary who is entitled to one or more payments dies before receiving all payments, the remaining payments shall be paid to the Beneficiary’s estate as nearly as practicable at the same time as they would have been paid to the Beneficiary.
     6.2.5. Installment Amounts. The amount of each annual installment shall be determined by dividing the amount of the Account as of immediately preceding the date the installment is to be paid by the number of remaining installment payments to be made (including the payment being determined). A series of installment payments shall at all times and for all purposes be treated as an entitlement to a single payment.
6.3. Generally Applicable Rules. The rules of this Section 6.3 shall be applicable to all payments from this Plan.
     6.3.1. Processing. The Plan Administrator may require that the Participant and each Beneficiary complete various forms and furnish documentation to the Plan Administrator.
     6.3.2. Code §162(m) Delay. Notwithstanding the forgoing, payment will be delayed when the Principal Sponsor reasonably anticipates that the Principal Sponsor’s federal income tax deduction with respect to such payment otherwise would be limited or eliminated by application of section 162(m) of the Code. The payment shall thereafter be made at the earliest date at which the Principal Sponsor reasonably anticipates that the deduction of the payment of the amount will not be limited or eliminated by application of section 162(m) of the Code.
     6.3.3. Six-Month Delay. Notwithstanding the forgoing, no payment shall be made to any Participant who is a specified employee on account of a Separation from Service until at least six (6) months following that Participant’s Separation from Service. On the first business day following the expiration of that six (6) month period, all amounts, if any, that would have been paid during that six (6) months shall be paid to the Participant (adjusted for any interest accruing during that six-month delay) and thereafter all payments shall be made as if there had been no such delay.
(a)	Specified Employee. This Section 6.3.3 shall only apply to a Participant who is a specified employee (as that term is defined in section 409A of the Code) if the stock of any of the Principal Sponsor or an Affiliate is publicly traded on an established securities market or otherwise.

(b)	Identification Rules. Specified employees shall be identified (x) on a basis consistent with regulations issued under section 409A, and (y) as required by regulations issued under section 409A, on a basis consistently applied to all plans, programs, contracts, etc. maintained by the Employer that are subject to section 409A. A Participant’s status as a specified employee shall be determined once each December 31 based on the facts existing during the year ending on that date. If a Participant is determined to be a specified employee on that date, the Participant shall be treated as a specified employee for the year beginning the following April 1 (and ending on the next succeeding March 31). The six-month delay shall apply to that Participant if that Participant’s Separation from Service occurs during that April 1 to March 31 year.
     6.3.4. No Spousal Rights. No spouse or surviving spouse of a Participant and no person designated to be a Beneficiary shall have any rights or interest in the benefits credited under this Plan including, but not limited to, the right to be the sole Beneficiary or to consent to the designation of Beneficiaries (or the changing of designated Beneficiaries) by the Participant. No spouse, former spouse, Beneficiary or other person shall have any right to participate in any Participant’s designation of a time and form of payment.
     6.3.5. Facility of Payment. In case of the legal disability, including minority, of an individual entitled to receive any payment under this Plan, payment shall be made, if the Plan Administrator shall be advised of the existence of such condition:
(a)	to the duly appointed guardian, conservator or other legal representative of such individual, or

(b)	to a person or institution entrusted with the care or maintenance of the incompetent or disabled Participant or Beneficiary, provided such person or institution has satisfied the Plan Administrator that the payment will be used for the best interest and assist in the care of such individual, and provided further, that no prior claim for said payment has been made by a duly appointed guardian, conservator or other legal representative of such individual.
Any payment made in accordance with the foregoing provisions of this Section shall constitute a complete discharge of any liability or obligation of Plan and the Principal Sponsor therefore.
     6.3.6. Payments in Cash. All transactions in all Accounts shall be recorded in U.S. dollars and all payments shall be made in U.S. dollars.
     6.3.7. No Other Payment Events. Payment shall not be made and shall not be accelerated upon a change of control. Payment shall not be made and shall not be accelerated by reason of a disability.
6.4. Special Rules.
     6.4.1. Unforeseeable Emergency. A Participant who has not incurred a Payment Event but who has incurred an Unforeseeable Emergency may request a payment from such Participant’s Account. In the event that the Plan Administrator, upon written petition of the Participant, determines in its sole discretion that the Participant has suffered an Unforeseeable Emergency, the Plan Administrator shall cause the Principal Sponsor to pay to the Participant as soon as reasonably practicable following such determination, an amount (not in excess of the value of the Participant’s Account) necessary to satisfy the emergency. Payment shall be taken from the Participant’s Deferral Account (reduced by the amount of any applicable payroll, withholding and other taxes, if any, withheld therefrom) and shall be treated as a payment of the most recent credits to such Accounts. Immediately upon the payment, such Participant’s class year deferral elections shall be cancelled.
     6.4.2. Lump Sum Payment to Pay Taxes. Notwithstanding anything to the contrary in this Section 6, a lump sum shall be paid to the Participant in an amount sufficient (i) to pay any income tax withholding related to the payment of amounts to pay FICA taxes, and (ii) to pay any income taxes due on amounts required to be included in the Participant’s income due to failure to comply with the requirements in section 409A of the Code.
6.5. Designation of Beneficiaries.
     6.5.1. Right to Designate. Each Participant may designate, upon forms to be furnished by and filed with the Plan Administrator, one or more primary Beneficiaries or alternative Beneficiaries to receive all or a specified part of such Participant’s Account in the event of such Participant’s death. The Participant may change or revoke any such designation from time to time without notice to or consent from any spouse, Beneficiary or any other person. No such designation, change or revocation shall be effective unless executed by the Participant and received by the Plan Administrator during the Participant’s lifetime. The Plan Administrator may establish rules for the use of electronic signatures.
     6.5.2. Failure of Designation. If a Participant:
(a)	fails to designate a Beneficiary,

(b)	designates a Beneficiary and thereafter revokes such designation without naming another Beneficiary, or

(c)	designates one or more Beneficiaries and all such Beneficiaries so designated fail to survive the Participant, such Participant’s Account, or the part thereof as to which such Participant’s designation fails, as the case may be, shall be payable to the first class of the following classes of automatic Beneficiaries with a member surviving the Participant and (except in the case of surviving issue) in equal shares if there is more than one member in such class surviving the Participant:
Participant’s surviving spouse
Participant’s surviving issue per stirpes and not per capita
Participant’s surviving parents
Participant’s surviving brothers and sisters
Representative of Participant’s estate.

     6.5.3. Disclaimers by Beneficiaries. A Beneficiary entitled to a payment of all or a portion of a deceased Participant’s Account may disclaim an interest therein subject to the following requirements. To be eligible to disclaim, a Beneficiary must be a natural person, must not have received a payment of all or any portion of the Account at the time such disclaimer is executed and delivered, and must have attained at least age twenty-one (21) years as of the date of the Participant’s death. Any disclaimer must be in writing and must be executed personally by the Beneficiary before a notary public. A disclaimer shall state that the Beneficiary’s entire interest in the unpaid Account is disclaimed or shall specify what portion thereof is disclaimed. To be effective, an original executed copy of the disclaimer must be both executed and actually delivered to the Plan Administrator after the date of the Participant’s death but not later than nine (9) months after the date of the Participant’s death. A disclaimer shall be irrevocable when delivered to the Plan Administrator. A disclaimer shall be considered to be delivered to the Plan Administrator only when actually received by the Plan Administrator. The Plan Administrator shall be the sole judge of the content, interpretation and validity of a purported disclaimer. Upon the filing of a valid disclaimer, the Beneficiary shall be considered not to have survived the Participant as to the interest disclaimed. A disclaimer by a Beneficiary shall not be considered to be a transfer of an interest in violation of the provisions of Section 11.16 and shall not be considered to be an assignment or alienation of benefits in violation of federal law prohibiting the assignment or alienation of benefits under this Plan. No other form of attempted disclaimer shall be recognized by the Plan Administrator.
     6.5.4. Definitions. When used herein and, unless the Participant has otherwise specified in the Participant’s Beneficiary designation, when used in a Beneficiary designation, the following definitions and rules shall be applied.
(a)	“Issue” means all persons who are lineal descendants of the person whose issue are referred to, subject to the following:
(i)	a legally adopted child and the adopted child’s lineal descendants always shall be lineal descendants of each adoptive parent (and of each adoptive parent’s lineal ancestors);

(ii)	a legally adopted child and the adopted child’s lineal descendants never shall be lineal descendants of any former parent whose parental rights were terminated by the adoption (or of that former parent’s lineal ancestors); except that if, after a child’s parent has died, the child is legally adopted by a stepparent who is the spouse of the child’s surviving parent, the child and the child’s lineal descendants shall remain lineal descendants of the deceased parent (and the deceased parent’s lineal ancestors);

(iii)	if the person (or a lineal descendant of the person) whose issue are referred to is the parent of a child (or is treated as such under applicable law) but never received the child into that parent’s home and never openly held out the child as that parent’s child (unless doing so was precluded solely by death), then neither the child nor the child’s lineal descendants shall be issue of the person.
(b)	“Child” means an issue of the first generation;

(c)	“Per stirpes” means in equal shares among living children of the person whose issue are referred to and the issue (taken collectively) of each deceased child of such person, with such issue taking by right of representation of such deceased child; and

(d)	“Survive” and “surviving” mean living after the death of the Participant.
     6.5.5. Special Rules. Unless the Participant has otherwise specified in the Participant’s Beneficiary designation, the following rules shall apply:
(a)	If there is not sufficient evidence that a Beneficiary was living at the time of the death of the Participant, it shall be deemed that the Beneficiary was not living at the time of the death of the Participant.

(b)	The identification of the Beneficiaries shall become fixed as of the time of the Participant’s death so that, if a Beneficiary survives the Participant but dies before the receipt of all payments due such Beneficiary hereunder, such remaining payments shall be payable to the representative of such Beneficiary’s estate.

(c)	If the Participant designates as a Beneficiary the person who is the Participant’s spouse on the date of the designation, either by name or by relationship, or both, the dissolution, annulment or other legal termination of the marriage between the Participant and such person shall automatically revoke such designation. The foregoing shall not prevent the Participant from designating a former spouse as a Beneficiary on a form that is both executed by the Participant and received by the Plan Administrator (i) after the date of the legal termination of the marriage between the Participant and such former spouse and (ii) during the Participant’s lifetime.

(d)	Any designation of a nonspouse Beneficiary by name that is accompanied by a description of relationship to the Participant shall be given effect without regard to whether the relationship to the Participant exists either then or at the Participant’s death.

(e)	Any designation of a Beneficiary only by statement of relationship to the Participant shall be effective only to designate the person or persons standing in such relationship to the Participant at the Participant’s death.

(f)	A Beneficiary designation is permanently void if it either is executed or is filed by a Participant who, at the time of such execution or filing, is then a minor under the law of the state of the Participant’s legal residence.

(g)	The Plan Administrator shall be the sole judge of the content, interpretation and validity of a purported Beneficiary designation.

SECTION 7
FUNDING OF PLAN
7.1. Hedging Investments. If the Principal Sponsor elects to finance all or a portion of the Principal Sponsor’s obligations in connection with this Plan through the purchase of life insurance or other investments, the Participant agrees, as a condition of participation in this Plan, to cooperate with the Plan Administrator in the purchase of such insurance or investment to any extent reasonably required by the Plan Administrator and relinquishes any claim the Participant or a Beneficiary might have to the proceeds of any such insurance or investment or any other rights or interests in such insurance or investment. If a Participant fails or refuses to cooperate, then notwithstanding any other provision of this Plan the Plan Administrator shall immediately and irrevocably terminate and forfeit the Participant’s entitlement to benefits under this Plan.
7.2. Corporate Obligation. Neither the Compensation Committee, the Plan Administrator nor any of the employees, officers, agents or directors of the Principal Sponsor or the Employers in any way secure or guarantee the payment of any benefit or amount which may become due and payable hereunder to or with respect to any Participant. Each person entitled or claiming to be entitled at any time to any benefit hereunder shall look solely to the assets of the Participant’s Employer for such payments as an unsecured general creditor. If, or to the extent that, Accounts have been paid to or with respect to a present or former Participant and that payment purports to be the payment of a benefit hereunder, such former Participant or other person or persons, as the case may be, shall have no further right or interest in the other assets of an Employer in connection with this Plan. No person shall be under any liability or responsibility for failure to effect any of the objectives or purposes of this Plan by reason of the insolvency of the Principal Sponsor or the Employers.

SECTION 8
AMENDMENT AND TERMINATION
8.1. Amendment and Termination.
     8.1.1. Before a Change of Control. Prior to the occurrence of a Change of Control, the Principal Sponsor may unilaterally amend the Plan Statement prospectively, retroactively or both, at any time and for any reason deemed sufficient by it without notice to any person affected by this Plan and may likewise terminate this Plan both with regard to persons then receiving benefits and persons expecting to receive benefits in the future; provided, however, that:
(a)	the benefit, if any, payable to or with respect to a Participant who has had a Separation from Service as of the effective date of such amendment or the effective date of such termination shall not be, without the written consent of the Participant, diminished or delayed by such amendment or termination, and

(b)	the benefit, if any, payable to or with respect to each other Participant determined as if such Participant had a Separation from Service on the effective date of such amendment or the effective date of such termination shall not be, without the written consent of the Participant, diminished or delayed by such amendment or termination.
     8.1.2. After a Change of Control.
(a)	Existing Participants. After the occurrence of a Change of Control, the Principal Sponsor may only amend the Plan Statement or terminate this Plan as applied to Participants who are Participants on the date of the Change of Control if:
(i)	all benefits payable to or with respect to persons who were Participants as of the Change of Control (including benefits earned before and benefits earned after the Change of Control) have been paid in full, or

(ii)	eighty percent (80%) of all the Participants determined as of the date of the Change of Control give knowing and voluntary written consent to such amendment or termination.
(b)	New Participants. After the occurrence of a Change of Control, as applied to Participants who are not Participants on the date of the Change of Control, the Principal Sponsor may unilaterally amend the Plan

Statement prospectively, retroactively or both, at any time and for any reason deemed sufficient by it without notice to any person affected by this Plan and may likewise terminate this Plan.
8.2. Authority to Amend and to Terminate. Actions to amend or to terminate may be taken:
(a)	in any respect by action of the Board of Directors (or any duly authorized committee of the Directors), and

(b)	in any respect that increases or decreases the cost of the Plan by more than Five Million Dollars ($5,000,000) by action of the Executive Plans Committee, and

(c)	in any respect that increases or decreases the cost of the Plan by Five Million Dollars ($5,000,000) or less by action of the Benefit Plans Committee.
8.3. No Oral Amendments. No modification of the terms of the Plan Statement or termination of this Plan shall be effective unless it is in writing and signed by a person authorized to execute such writing. No written or oral representation concerning the interpretation or effect of the Plan Statement shall be effective to amend the Plan Statement.
8.4. Plan Binding on Successors. The Principal Sponsor undertakes that it will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise to all or substantially all of the business and assets of the Principal Sponsor), by agreement, to expressly assume and agree to perform this Plan in the same manner and to the same extent that the Principal Sponsor would be required to perform it if no such succession had taken place.

SECTION 9
DETERMINATIONS — RULES AND REGULATIONS
9.1. Determinations. The Plan Administrator shall make such determinations as may be required from time to time in the administration of this Plan. The Plan Administrator shall have the discretionary authority and responsibility to interpret and construe the Plan Statement and to determine all factual and legal questions under this Plan, including but not limited to the entitlement of Participants and Beneficiaries, and the amounts of their respective interests. Each interested party may act and rely upon all information reported to them hereunder and need not inquire into the accuracy thereof, nor be charged with any notice to the contrary.
9.2. Rules and Regulations. Any rule not in conflict or at variance with the provisions hereof may be adopted by the Plan Administrator.
9.3. Method of Executing Instruments. Information to be supplied or written notices to be made or consents to be given by the Principal Sponsor, the Plan Administrator or any other person pursuant to any provision of the Plan Statement may be signed in the name of the Principal Sponsor, the Plan Administrator or any other person by any officer or other person who has been authorized to make such certification or to give such notices or consents.
9.4. Claims Procedure. Until modified by the Plan Administrator, the claim and review procedures set forth in this Section shall be the mandatory claim and review procedures for the resolution of disputes and disposition of claims filed under the Plan. Any application for a payment shall be considered as a claim for the purposes of this Section.
     9.4.1. Initial Claim. An individual may, subject to any applicable deadline, file with the Plan Administrator a written claim for benefits under the Plan in a form and manner prescribed by the Plan Administrator.
(a)	If the claim is denied in whole or in part, the Plan Administrator shall notify the claimant of the adverse benefit determination within ninety (90) days after receipt of the claim.

(b)	The ninety (90) day period for making the claim determination may be extended for ninety (90) days if the Plan Administrator determines that special circumstances require an extension of time for determination of the claim, provided that the Plan Administrator notifies the claimant, prior to the expiration of the initial ninety (90) day period, of the special circumstances requiring an extension and the date by which a claim determination is expected to be made.
     9.4.2. Notice of Initial Adverse Determination. A notice of an adverse determination shall set forth in a manner calculated to be understood by the claimant:

(a)	the specific reasons for the adverse determination;

(b)	references to the specific provisions of the Plan Statement (or other applicable Plan document) on which the adverse determination is based;

(c)	a description of any additional material or information necessary to perfect the claim and an explanation of why such material or information is necessary; and

(d)	a description of the claim and review procedures, including the time limits applicable to such procedure and a statement of the claimant’s right to bring a civil action under ERISA section 502(a) following an adverse determination on review.
     9.4.3. Request for Review. Within sixty (60) days after receipt of an initial adverse benefit determination notice, the claimant may file with the Plan Administrator a written request for a review of the adverse determination and may, in connection therewith submit written comments, documents, records and other information relating to the claim benefits. Any request for review of the initial adverse determination not filed within sixty (60) days after receipt of the initial adverse determination notice shall be untimely.
     9.4.4. Claim on Review. If the claim, upon review, is denied in whole or in part, the Plan Administrator shall notify the claimant of the adverse benefit determination within sixty (60) days after receipt of such a request for review.
(a)	The sixty (60) day period for deciding the claim on review may be extended for sixty (60) days if the Plan Administrator determines that special circumstances require an extension of time for determination of the claim, provided that the Plan Administrator notifies the claimant, prior to the expiration of the initial sixty (60) day period, of the special circumstances requiring an extension and the date by which a claim determination is expected to be made.

(b)	In the event that the time period is extended due to a claimant’s failure to submit information necessary to decide a claim on review, the claimant shall have sixty (60) days within which to provide the necessary information and the period for making the claim determination on review shall be tolled from the date on which the notification of the extension is sent to the claimant until the date on which the claimant responds to the request for additional information or, if earlier, the expiration of sixty (60) days.

(c)	The Plan Administrator’s review of a denied claim shall take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.
     9.4.5. Notice of Adverse Determination for Claim on Review. A notice of an adverse determination for a claim on review shall set forth in a manner calculated to be understood by the claimant:
(a)	the specific reasons for the denial;

(b)	references to the specific provisions of the Plan Statement (or other applicable Plan document) on which the adverse determination is based;

(c)	a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits;

(d)	a statement describing any voluntary appeal procedures offered by the Plan and the claimant’s right to obtain information about such procedures; and

(e)	a statement of the claimant’s right to bring a civil action under ERISA section 502(a) following an adverse determination on review.
9.5. Rules and Regulations.
     9.5.1. Adoption of Rules. Any rule not in conflict or at variance with the provisions hereof may be adopted by the Plan Administrator. The Plan Administrator may delegate all or some of its functions to another.
     9.5.2. Specific Rules.
(a)	No inquiry or question shall be deemed to be a claim or a request for a review of a denied claim unless made in accordance with the established claim procedures. The Plan Administrator may require that any claim for benefits and any request for a review of a denied claim be filed on forms to be furnished by the Plan Administrator upon request.

(b)	All decisions on claims and on requests for a review of denied claims shall be made by the Plan Administrator unless delegated, in which case references in this Section 9 to the Plan Administrator shall be treated as references to the Plan Administrator’s delegate. Such delegation may be implied or inferred. If the Plan Administrator does delegate the decision, all references to the Plan Administrator in Section 9 shall be treated as references to the Committee’s delegate.

(c)	Claimants may be represented by a lawyer or other representative at their own expense, but the Plan Administrator reserves the right to require the claimant to furnish written authorization and establish reasonable procedures for determining whether an individual has been authorized to act on behalf of a claimant. A claimant’s representative shall be entitled to copies of all notices given to the claimant.

(d)	The decision of the Plan Administrator on a claim and on a request for a review of a denied claim may be provided to the claimant in electronic form instead of in writing at the discretion of the Plan Administrator.

(e)	In connection with the review of a denied claim, the claimant or the claimant’s representative shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits.

(f)	The time period within which a benefit determination will be made shall begin to run at the time a claim or request for review is filed in accordance with the claims procedures, without regard to whether all the information necessary to make a benefit determination accompanies the filing.

(g)	The claims and review procedures shall be administered with appropriate safeguards so that benefit claim determinations are made in accordance with governing plan documents and, where appropriate, the plan provisions have been applied consistently with respect to similarly situated claimants.

(h)	For the purpose of this Section, a document, record, or other information shall be considered “relevant” if such document, record, or other information: (i) was relied upon in making the benefit determination; (ii) was submitted, considered, or generated in the course of making the benefit determination, without regard to whether such document, record, or other information was relied upon in making the benefit determination; (iii) demonstrates compliance with the administration processes and safeguards designed to ensure that the benefit claim determination was made in accordance with governing plan documents and that, where appropriate, the Plan provisions have been applied consistently with respect to similarly situated claimants; and (iv) constitutes a statement of policy or guidance with respect to the Plan concerning the denied treatment option or benefit for the claimant’s diagnosis, without regard to whether such advice or statement was relied upon in making the benefit determination.

(i)	The Plan Administrator may, in its discretion, rely on any applicable statute of limitation or deadline as a basis for denial of any claim.

(j)	The burden of proof in demonstrating any fact essential to the approval of any claim for benefits, including eligibility for any claimed benefit and the extent to which a claimed benefit is covered or payable in accordance with the Plan, shall at all times be the responsibility of the claimant.
     9.5.3. Limitations and Exhaustion.
(a)	No claim shall be considered under these administrative procedures unless it is received by the Plan Administrator within two (2) years after the Participant knew (or reasonably should have known) of the general nature of the dispute giving rise to the claim. Every untimely claim shall be denied by the Plan Administrator without regard to the merits of the claim.

(b)	No suit may be brought by or on behalf of any Participant or Beneficiary on any matter pertaining to this Plan unless the action is commenced in the proper forum before the earlier of:
(i)	three (3) years after the Participant knew (or reasonably should have known) of the general nature of the dispute giving rise to the action, or

(ii)	sixty (60) days after the Participant has exhausted these administrative procedures.
(c)	These administrative procedures are the exclusive means for resolving any dispute arising under this Plan insofar as the dispute pertains to any matter that arose more than one hundred twenty (120) days before a Change of Control. As to such matters:
(i)	no Participant or Beneficiary shall be permitted to litigate any such matter unless a timely claim has been filed under these administrative procedures and these administrative procedures have been exhausted; and

(ii)	determinations by the Plan Administrator (including determinations as to whether the claim was timely filed) shall be afforded the maximum deference permitted by law.
(d)	These administrative procedures are not exclusive insofar as they pertain to any matter that arose after the Change of Control or within the one hundred twenty (120) days before the Change of Control. As to such matters:

(i)	a Participant shall not be required to exhaust these administrative remedies;

(ii)	if there is litigation regarding the benefits payable to or with respect to a Participant, notwithstanding Section 9.1, determinations by the Plan Administrator (including determinations regarding when any matter arose) shall not be afforded any deference and the matter shall be heard de novo; and

(iii)	if a Participant successfully litigates, in whole or in part, any claim for benefits under this Plan, the court shall award reasonable attorney’s fees and costs of the action to the Participant.
(e)	For the purpose of applying the deadlines to file a claim or a legal action, knowledge of all facts that a Participant knew or reasonably should have known shall be imputed to every claimant who is or claims to be a Beneficiary of the Participant or otherwise claims to derive an entitlement by reference to the Participant for the purpose of applying the previously specified periods.

(f)	All litigation in any way related to the Plan (including but not limited to any and all claims brought under ERISA, such as claims for benefits and claims for breach of fiduciary duty) must be filed in the United States District Court for the District of Minnesota.

SECTION 10
PLAN ADMINISTRATION
10.1. The Principal Sponsor.
     10.1.1. Officers. Except as hereinafter provided, functions generally assigned to the Principal Sponsor and functions generally assigned to the Plan Administrator shall be discharged by its principal human resources officer of the Principal Sponsor unless delegated and allocated as provided herein.
     10.1.2. Chief Executive Officer. Except as hereinafter provided, the Chief Executive Officer of the Principal Sponsor may delegate or redelegate and allocate and reallocate to one or more persons or to a committee of persons jointly or severally, and whether or not such persons are directors, officers or directors, such functions assigned to the Principal Sponsor or the Plan Administrator generally hereunder as the Chief Executive Officer may from time to time deem advisable.
10.2. Conflict of Interest. If any individual to whom authority has been delegated or redelegated hereunder shall also be a Participant in this Plan, such Participant shall have no authority with respect to any matter specially affecting such Participant’s individual interest hereunder or the interest of a person superior to him or her in the organization (as distinguished from the interests of all Participants and Beneficiaries or a broad class of Participants and Beneficiaries), all such authority being reserved exclusively to other individuals as the case may be, to the exclusion of such Participant, and such Participant shall act only in such Participant’s individual capacity in connection with any such matter.
10.3. Service of Process. In the absence of any designation to the contrary by the Plan Administrator, the corporate Secretary of the Principal Sponsor is designated as the appropriate and exclusive agent for the receipt of service of process directed to this Plan in any legal proceeding, including arbitration, involving this Plan.

SECTION 11
CONSTRUCTION
11.1. ERISA Status. This Plan is adopted with the understanding that it is an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees as provided in section 201(2), section 301(3) and section 401(a)(1) of ERISA. Each provision shall be interpreted and administered accordingly.
11.2. IRC Status.
(a)	Income Tax. This Plan is intended to be a nonqualified deferred compensation arrangement. The rules of section 401(a) et. seq. of the Code shall not apply to this Plan.

(b)	FICA Taxation. The rules of section 3121(v) and section 3306(r)(2) of the Code shall apply to this Plan.

(c)	409A. The rules of section 409A of the Code shall apply to this Plan to the extent applicable.
(i)	Three Plan Types. It is expressly intended that for purposes of section 409A of the Code this Plan be considered two account balance plans and one nonaccount balance plan. One consists of amounts deferred at the election of the service provider (i.e., the voluntary deferrals to the Deferral Account). The second consists of amounts deferred other than at the election of the service provider (i.e., the Employer credits to the Deferral Account). The third consists of amounts all amounts credited to and payable from the DB Restoration Account.

(ii)	Grandfathering. The Principal Sponsor has affirmatively determined that all amounts deferred under WealthOp and WealthOp II that were earned and vested before January 1, 2005, shall not be subject to section 409A of the Code (i.e., will be “grandfathered” under the law as it existed before section 409A of the Code) and this Plan Statement shall be construed and administered accordingly.
(d)	No Guaranty. This Plan Statement shall be construed and administered on a basis consistent with the foregoing. However, neither the Principal Sponsor, Employer or Affiliate nor any of their officers, directors, agents or affiliates shall be obligated, directly or indirectly, to any Participant or any other person for any taxes, penalties, interest or like amounts that may be imposed on the Participant or other person on account of any amounts under this Plan or on account of any failure to comply with any section of the Code.
11.3. Effect on Other Plans. This Plan shall not alter, enlarge or diminish any person’s employment rights or obligations or rights or obligations under any other qualified or nonqualified plan without regard to whether it is subject to section 409A of the Code. It is specifically contemplated that such other plans will, from time to time, be amended and terminated. Nothing in this Plan Statement shall be interpreted or relied upon as a basis to amend, modify, accelerate or defer, or otherwise change any credits to or payments that may be due from any other deferred compensation plan subject to section 409A of the Code.
11.4. Disqualification. Notwithstanding any other provision of the Plan Statement or any election or designation made under this Plan, any individual who feloniously and intentionally kills a Participant or Beneficiary shall be deemed for all purposes of this Plan and all elections and designations made under this Plan to have died before such Participant or Beneficiary. A final judgment of conviction of felonious and intentional killing is conclusive for this purpose. In the absence of a conviction of felonious and intentional killing, the Plan Administrator shall determine whether the killing was felonious and intentional for this purpose.
11.5. Rules of Document Construction.
(a)	Birthdays and Age. An individual shall be considered to have attained a given age on such individual’s birthday for that age (and not on the day before). The anniversary of any event (e.g., a birthday) occurring on February 29 in a leap year shall be considered to have occurred on February 28 in each year that is not a leap year.

(b)	Plurals and Gender. Whenever appropriate, words used herein in the singular may be read in the plural, or words used herein in the plural may be read in the singular; the masculine may include the feminine; and the words “hereof,” “herein” or “hereunder” or other similar compounds of the word “here” shall mean and refer to the entire Plan Statement and not to any particular paragraph or Section of the Plan Statement unless the context clearly indicates to the contrary.

(c)	Titles. The titles given to the various Sections of the Plan Statement are inserted for convenience of reference only and are not part of the Plan Statement, and they shall not be considered in determining the purpose, meaning or intent of any provision hereof.

(d)	Nonduplication. Notwithstanding any thing apparently to the contrary contained in the Plan Statement, the Plan Statement shall be construed and administered to preclude the payment of the same benefits under more than one provision of this Plan and to preclude the duplication of benefits provided under this Plan and any other qualified or nonqualified plan maintained in whole or in part by the Principal Sponsor.
11.6. References to Laws. Any reference in the Plan Statement to a statute or regulation shall be considered also to mean and refer to any subsequent amendment or replacement of that statute or regulation unless, under the circumstances, it would be inappropriate to do so. The terms “spouse,” “nonspouse,” “married,” “surviving spouse,” and other similar terms shall be construed, interpreted and applied on a basis consistent with the federal statute known as the Defense of Marriage Act.
11.7. Receipt of Documents. If a form or document must be filed with or received by the Plan Administrator or other person (the “appropriate entity”), it must be actually received by the appropriate entity to be effective. The determination of whether or when a form or document has been received by the appropriate entity shall be made by the Plan Administrator on the basis of what documents are acknowledged by the appropriate entity to be in its actual possession without regard to a “mailbox rule” or similar rule of evidence. The absence of a document in the appropriate entity’s records and files shall be conclusive and binding proof that the document was not received by the appropriate entity.
11.8. Effect on Employment Status. Neither the terms of the Plan Statement nor the benefits under this Plan nor the continuance thereof shall be a term of the employment of any employee. The Employers shall not be obliged to continue this Plan. The terms of this Plan shall not give any employee the right to be retained in the employment of any Employer. This Plan is not and shall not be deemed to constitute a contract of employment between any Employer and any employee or other person, nor shall anything herein contained be deemed to give any employee or other person any right to be retained in any Employer’s employ or in any way limit or restrict any Employer’s right or power to discharge any employee or other person at any time and to treat him without regard to the effect which such treatment might have upon him as a Participant in this Plan.
11.9. Choice of Law. Except to the extent that federal law preempts state law, this Plan Statement be construed and enforced in accordance with the laws of the State of Minnesota (without regard to conflict of laws principles).
11.10. ERISA Administrator. The Principal Sponsor shall be the plan administrator of this Plan for the purposes of ERISA.
11.11. Delegation. No person shall be liable for an act or omission of another person with regard to a responsibility that has been allocated to or delegated to such other person pursuant to the terms of the Plan Statement or pursuant to procedures set forth in the Plan Statement. Whenever any authority, function or responsibility is delegated from one person to another, the discretion possessed by the person making the delegation shall be fully assigned to the person receiving the delegation unless a contrary intention is clearly expressed in the delegation.

11.12. Tax Withholding. The Employers (or any other person legally obligated to do so) shall withhold the amount of any federal, state or local income tax, payroll tax or other tax required to be withheld under applicable law with respect to any amount payable under this Plan. All benefits otherwise due hereunder shall be reduced by the amount to be withheld.
11.13. Expenses. All expenses of administering the benefits due under this Plan shall be borne by the Employers. The Accounts of Participants shall not be charged for those expenses.
11.14. Service of Process. In the absence of any designation to the contrary by the Plan Administrator, the Secretary of the Principal Sponsor is designated as the appropriate and exclusive agent for the receipt of service of process directed to this Plan in any legal proceeding, including arbitration, involving this Plan.
11.15. Spendthrift Provision. No Participant or Beneficiary shall have any interest in any Account which can be transferred nor shall any Participant or Beneficiary have any power to anticipate, alienate, dispose of, pledge or encumber the same while in the possession or control of the Employers. The Plan Administrator shall not recognize any such effort to convey any interest under this Plan. No benefit payable under this Plan shall be subject to attachment, garnishment, execution following judgment or other legal process before actual payment to such person.
The power to designate Beneficiaries to receive the Account of a Participant in the event of such Participant’s death shall not permit or be construed to permit such power or right to be exercised by the Participant so as thereby to anticipate, pledge, mortgage or encumber such Participant’s Account or any part thereof, and any attempt of a Participant so to exercise said power in violation of this provision shall be of no force and effect and shall be disregarded by the Employers.
This Section shall not prevent the Plan Administrator from exercising, in its discretion, any of the applicable powers and options granted to it upon the occurrence of an Separation From Service, as such powers may be conferred upon it by any applicable provision hereof.
11.16. Certifications. Information to be supplied or written notices to be made or consents to be given by the Plan Administrator pursuant to any provision of this Plan may be signed in the name of the Plan Administrator by any officer who has been authorized to make such certification or to give such notices or consents.
11.17. Errors in Computations. Participants shall be obligated to furnish such information (including but not limited to current mailing addresses, social security numbers, marital status, dates of birth and the like) as the Plan Administrator may from time to time require for the effective and efficient administration of this Plan. The Plan Administrator shall not be liable or responsible for any error in the computation of any benefit payable to or with respect to any Participant resulting from any misstatement of fact made by the Participant or by or on behalf of any survivor to whom such benefit shall be payable, directly or indirectly, to the Plan

Administrator, and used by the Plan Administrator in determining the benefit. The Plan Administrator shall not be obligated or required to increase the benefit payable to or with respect to such Participant which, on discovery of the misstatement, is found to be understated as a result of such misstatement of the Participant. However, the benefit of any Participant which is overstated by reason of any such misstatement or any other reason shall be reduced to the amount appropriate in view of the truth and the Plan Administrator may recover any prior overpayment and pursue all other remedies that may be available.

, 2008	SUPERVALU INC.

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